Pricing supplement

To prospectus dated April 17, 2026,

prospectus supplement dated April 17, 2026,

product supplement no. 3-I dated April 17, 2026 and

underlying supplement no. 1-I dated April 17, 2026

Registration Statement Nos. 333-293684 and 333-293684-01 Dated October 23, 2026 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments

$550,000

Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index due November 9, 2027

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek a Contingent Interest Payment if, (1) with respect to the first Review Date, the closing level of each of the S&P 500® Index and the Russell 2000® Index, and if the notes have not been automatically called (2) with respect to the final Review Date, the Ending Index Level of each Index, is greater than or equal to 70.00% of its Index Strike Level, which we refer to as its Interest Barrier. Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.
•	Investors in the notes should be willing to accept the risk of losing some or all of their principal if a Trigger Event (as defined below) has occurred and the risk that no Contingent Interest Payment may be made with respect to one or both Review Dates. Contingent Interest Payments should not be viewed as periodic interest payments.
•	If the closing level of each Index is greater than or equal to its Interest Barrier on the final Review Date, investors will receive, in addition to the Contingent Interest Payment with respect to the Final Review Date, the previously unpaid Contingent Interest Payment for the first Review Date.
•	The notes will be automatically called if, on the first Review Date, the closing level of each Index is greater than or equal to its Index Strike Level. The earliest date on which an automatic call may be initiated, is May 6, 2027.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Indices:	The S&P 500® Index (Bloomberg ticker: SPX) and the Russell 2000® Index (Bloomberg ticker: RTY) (each, an “Index” and collectively, the “Indices”)
Contingent Interest Payments:

If (1) with respect to the first Review Date, the closing level of each Index, and if the notes have not been automatically called (2) with respect to the final Review Date, the Ending Index Level of each Index, is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to $41.25, plus any previously unpaid Contingent Interest Payments for any prior Review Date.

If the Contingent Interest Payment is not paid on the first Interest Payment Date, that unpaid Contingent Interest Payment will be paid on the Maturity Date if the Ending Index Level of each Index is greater than or equal to its Interest Barrier. You will not receive any unpaid Contingent Interest Payment if the Ending Index Level of either Index is less than its Interest Barrier.

Interest Barrier / Trigger Level:	With respect to each Index, an amount that represents 70.00% of its Index Strike Level, which is: 5,364.401, with respect to the S&P 500® Index and 1,948.8182, with respect to the Russell 2000® Index.
Automatic Call:	If, with respect to the first Review Date, the closing level of each Index is greater than or equal to its Index Strike Level, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the first Review Date, payable on the Call Settlement Date.
Payment at Maturity:	If the notes have not been automatically called and a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date plus (c) any previously unpaid Contingent Interest Payment for the prior Review Date.
If the notes have not been automatically called and a Trigger Event has occurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level of the Lesser Performing Index is less than its Index Strike Level. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Lesser Performing Index Return)
If the notes have not been automatically called and a Trigger Event has occurred, you will lose more than 30.00% of the principal amount of your notes at maturity and could lose all of the principal amount of your notes at maturity.
Strike Date:	October 22, 2026
Pricing Date:	October 23, 2026
Original Issue Date (Settlement Date):	On or about October 28, 2026
Valuation Date†:	November 4, 2027
Maturity Date†:	November 9, 2027
Other Key Terms:	See “Additional Key Terms” in this pricing supplement

†         Subject to postponement in the event of a market disruption event as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000.00	$10.00	$990.00
Total	$550,000.00	$5,500.00	$544,500.00

(1)       See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2)       J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $10.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $982.50 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 3-I dated April 17, 2026: https://www.sec.gov/Archives/edgar/data/19617/000121390026045198/ea0285802-20_424b2.pdf
•	Underlying supplement no. 1-I dated April 17, 2026: https://www.sec.gov/Archives/edgar/data/19617/000121390026045209/ea0285802-11_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 17, 2026: https://www.sec.gov/Archives/edgar/data/19617/000095010326005889/crt_dp245141-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Additional Key Terms

Trigger Event:	A Trigger Event occurs if the Ending Index Level of the Lesser Performing Index (i.e., the closing level of the Lesser Performing Index on the Valuation Date) is less than its Trigger Level.
Index Return:	(Ending Index Level – Index Strike Level) Index Strike Level
Index Strike Level:

With respect to each Index, the closing level of that Index on the Strike Date which is:
7,663.43, with respect to the S&P 500® Index and

2,784.026, with respect to the Russell 2000® Index.

The Index Strike Levels are not determined by reference to the closing levels of the Indices on the Pricing Date.

Ending Index Level:	With respect to each Index, the closing level of that Index on the Valuation Date
Lesser Performing Index:	The Index with the Lesser Performing Index Return
Lesser Performing Index Return:	The lowest of the Index Returns of the Indices
Review Dates†:	May 6, 2027 and November 4, 2027 (final Review Date)
Interest Payment Dates†:	May 11, 2027 and the Maturity Date
Call Settlement Date†:	If the notes are automatically called on the first Review Date, the first Interest Payment Date
CUSIP:	46661QRC1

JPMorgan Structured Investments —	PS-1
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

What Are the Payments on the Notes, Assuming a Range of Performances for the Lesser Performing Index?

If (1) with respect to the first Review Date, the closing level of each Index, and if the notes have not been automatically called (2) with respect to the final Review Date, the Ending Index Level of each Index, is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to $41.25 plus any previously unpaid Contingent Interest Payment for the prior Review Date. If, (1) with respect to the first Review Date, the closing level of either Index or, (2) with respect to the final Review Date, the Ending Index Level of either Index, is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. We refer to the Interest Payment Date immediately following any Review Date on which the closing level of either Index or the Ending Index Level of either Index, as applicable, is less than its Interest Barrier, and for which no Contingent Interest Payment subsequently becomes payable, as a “No-Coupon Date.” The following table reflects the Contingent Interest Payment of $41.25 per $1,000 principal amount note and illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes depending on how many No-Coupon Dates occur.

Number of No-Coupon Dates	Total Contingent Coupon Payments
0 No-Coupon Dates	$82.50
1 No-Coupon Date	$41.25
2 No-Coupon Dates	$0.00

The following table illustrates the hypothetical payments on the notes in different hypothetical scenarios. We make no representation or warranty as to which of the Indices will be the Lesser Performing Index for purposes of calculating your actual payment at maturity, if any, or as to what the closing level of any Index will be on any Review Date. In addition, with respect to the Lesser Performing Index, the following tables and examples assume a hypothetical Index Strike Level of 100, and reflects the Interest Barrier and a Trigger Level of 70.00 (equal to 70.00% of the hypothetical Index Strike Level), and a Contingent Interest Payment of $41.25. The hypothetical Index Strike Level of 100.00 has been chosen for illustrative purposes only and does not represent the actual Index Strike Level for the Lesser Performing Index. Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

	First Review Date		Final Review Date
Closing Level of the Lesser Performing Index	Lesser Performing Index Appreciation / Depreciation at Review Date	Payment on Interest Payment Date or Call Settlement Date (1)(2)	Ending Index Level of the Lesser Performing Index	Lesser Performing Index Return	Payment at Maturity If a Trigger Event Has Not Occurred (2)(3)	Payment at Maturity If a Trigger Event Has Occurred (3)
180.00	80.00%	$1,041.25	180.00	80.00%	$1,041.25	N/A
170.00	70.00%	$1,041.25	170.00	70.00%	$1,041.25	N/A
160.00	60.00%	$1,041.25	160.00	60.00%	$1,041.25	N/A
150.00	50.00%	$1,041.25	150.00	50.00%	$1,041.25	N/A
140.00	40.00%	$1,041.25	140.00	40.00%	$1,041.25	N/A
130.00	30.00%	$1,041.25	130.00	30.00%	$1,041.25	N/A
120.00	20.00%	$1,041.25	120.00	20.00%	$1,041.25	N/A
110.00	10.00%	$1,041.25	110.00	10.00%	$1,041.25	N/A
105.00	5.00%	$1,041.25	105.00	5.00%	$1,041.25	N/A
100.00	0.00%	$1,041.25	100.00	0.00%	$1,041.25	N/A
95.00	-5.00%	$41.25	95.00	-5.00%	$1,041.25	N/A
90.00	-10.00%	$41.25	90.00	-10.00%	$1,041.25	N/A
80.00	-20.00%	$41.25	80.00	-20.00%	$1,041.25	N/A
70.00	-30.00%	$41.25	70.00	-30.00%	$1,041.25	N/A
69.99	-30.01%	N/A	69.99	-30.01%	N/A	$699.90
60.00	-40.00%	N/A	60.00	-40.00%	N/A	$600.00
50.00	-50.00%	N/A	50.00	-50.00%	N/A	$500.00
40.00	-60.00%	N/A	40.00	-60.00%	N/A	$400.00
30.00	-70.00%	N/A	30.00	-70.00%	N/A	$300.00
20.00	-80.00%	N/A	20.00	-80.00%	N/A	$200.00
10.00	-90.00%	N/A	10.00	-90.00%	N/A	$100.00
0.00	-100.00%	N/A	0.00	-100.00%	N/A	$0.00
(1)	The notes will be automatically called if the closing level of each Index on the first Review Date is greater than or equal to its Index Strike Level.
(2)	You will receive a Contingent Interest Payment in connection with a Review Date if, (1) with respect to the first Review Date, the closing level of each Index, and if the notes have not been automatically called (2) with respect to the final Review Date, the Ending Index Level of each Index, is greater than or equal to its Interest Barrier plus any previously unpaid Contingent Interest Payment for the first Review Date. The applicable amount shown in the table above does not include any previously unpaid Contingent Interest Payment that may be payable on the Maturity Date.
(3)	A Trigger Event occurs if the Ending Index Level of the Lesser Performing Index (i.e., the closing level of the Lesser Performing Index on the Valuation Date) is less than its Trigger Level.

JPMorgan Structured Investments —	PS-2
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how payments on the notes in different hypothetical scenarios are calculated.

Example 1: The level of the Lesser Performing Index increases from its Index Strike Level of 100.00 to a closing level of 120.00 on the first Review Date. Because the closing level of the Lesser Performing Index on the first Review Date is greater than its Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the first Review Date. In addition, because the closing level of the Lesser Performing Index on the first Review Date is greater than its Index Strike Level, the notes are automatically called. Accordingly, the investor receives a payment of $1,041.25 per $1,000 principal amount note on the Call Settlement Date, consisting of a Contingent Interest Payment of $41.25 per $1,000 principal amount note and repayment of principal equal to $1,000.00 per $1,000 principal amount note. As a result, the total amount paid on the notes over the term of the notes is $1,041.25 per $1,000 principal amount note.

Example 2: The notes are not automatically called prior to maturity, a Contingent Interest Payment is paid in connection with the first Review Date and the level of the Lesser Performing Index increases from its Index Strike Level of 100.00 to an Ending Index Level of 120.00 — A Trigger Event has not occurred. The investor receives a payment of $41.25 per $1,000 principal amount note in connection with the first Review Date. Because the notes are not automatically called prior to maturity and a Trigger Event has not occurred, the investor receives at maturity a payment of $1,041.25 per $1,000 principal amount note. This payment consists of a Contingent Interest Payment of $41.25 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,082.50 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 3: The notes are not automatically called prior to maturity, a Contingent Interest Payment is not paid in connection with the first Review Date and the level of the Lesser Performing Index decreases from its Index Strike Level of 100.00 to an Ending Index Level of 70.00 — A Trigger Event has not occurred. Because the notes are not automatically called prior to maturity and a Trigger Event has not occurred, even though the Ending Index Level of the Lesser Performing Index is less than its Index Strike Level, the investor receives at maturity a payment of $1,082.50 per $1,000 principal amount note. This payment consists of Contingent Interest Payments of $82.50 per $1,000 principal amount note (reflecting the Contingent Interest Payment for the final Review Date and the unpaid Contingent Interest Payment for the first Review Date) and repayment of principal equal to $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 4: The notes are not automatically called prior to maturity, a Contingent Interest Payment is paid in connection with the first Review Date and the level of the Lesser Performing Index decreases from its Index Strike Level of 100.00 to an Ending Index Level of 40.00 — A Trigger Event has occurred. The investor receives a payment of $41.25 per $1,000 principal amount note in connection with the first Review Date. Because the notes are not automatically called prior to maturity, a Trigger Event has occurred and the Lesser Performing Index Return is -60.00%, the investor receives at maturity a payment of $400.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -60.00%) = $400.00

The total value of the payments on the notes over the term of the notes is $441.25 per $1,000 principal amount note.

Example 5: The notes are not automatically called prior to maturity, no Contingent Interest Payment is paid in connection with the first Review Date and the level of the Lesser Performing Index decreases from its Index Strike Level of 100.00 to an Ending Index Level of 30.00 — A Trigger Event has occurred. Because no Contingent Interest Payment is paid in connection with the first Review Date, and a Trigger Event has occurred and the Lesser Performing Index Return is -70.00%, the investor receives no Contingent Interest Payments over the term of the notes. The payment at maturity is $300.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -70.00%) = $300.00

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

Selected Purchase Considerations

•	CONTINGENT INTEREST PAYMENTS — The notes offer the potential to earn a Contingent Interest Payment in connection with each Review Date of $41.25 per $1,000 principal amount note. If (1) with respect to the first Review Date, the closing level of each Index, and if the notes have not been automatically called (2) with respect to the final Review Date, the Ending Index Level of each Index, is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date a Contingent Interest Payment for that Review Date plus any previously unpaid Contingent Interest Payment for the prior Review Date. If, (1) with respect to the first Review Date, the closing level of either Index or, (2) with respect to the final Review Date, the Ending Index Level of either Index, is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date and you will not receive any unpaid Contingent Interest Payment if the Ending Index Level of either Index is less than its Interest Barrier. If the closing level of either Index or the Ending Index Level of either Index, as applicable, on each Review Date is less than its Interest Barrier, you will not receive any Contingent Interest Payments over the term of the notes. If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.

JPMorgan Structured Investments —	PS-3
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

•	POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing level of each Index on the first Review Date is greater than or equal to its Index Strike Level, your notes will be automatically called prior to the Maturity Date. Under these circumstances, you will receive a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the Call Settlement Date. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.
•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN AUTOMATICALLY CALLED — If the notes have not been automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred. However, if the notes have not been automatically called and a Trigger Event has occurred, you will lose more than 30.00% of the principal amount of your notes at maturity and could lose all of the principal amount of your notes at maturity.
•	RETURN DEPENDENT ON THE LESSER PERFORMING OF THE INDICES — The return on the notes is linked to the Lesser Performing Index, which will either be the S&P 500® Index or the Russell 2000® Index.

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.

•	TAX TREATMENT — You should review carefully the section entitled “United States Federal Taxation” in the accompanying prospectus supplement. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “United States Federal Taxation — Tax Consequences to U.S. Holders — Program Securities Treated as Prepaid Financial Contracts with Associated Coupons” in the accompanying prospectus supplement. Based on the advice of Latham & Watkins LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. Treasury and the IRS previously requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and indicated that such transactions may be the subject to future regulations or other guidance. Treasury and the IRS have never proposed any such guidance and recently withdrew and obsoleted the Notice which requested such comments, stating that comments are no longer needed. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated in the future could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The discussions above and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), it is expected that withholding agents will (and we, if we are the withholding agent, intend to) withhold on any Contingent Interest Payment paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2029 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the notes are recharacterized, in whole or in part, as debt instruments, or Contingent Interest Payments if they are otherwise treated as FDAP Income). If the notes are recharacterized, in whole or in part, as

JPMorgan Structured Investments —	PS-4
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

debt instruments, withholding could also apply to payments of gross proceeds of a taxable disposition, including an early redemption or redemption at maturity, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as FDAP Income). You should consult your tax adviser regarding the potential application of FATCA to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in one or more of the Indices or any of the component securities included in the Indices. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes have not been automatically called and a Trigger Event has occurred, you will lose 1% of the principal amount of your notes at maturity for every 1% that the Ending Index Level of the Lesser Performing Index is less than its Index Strike Level. Under these circumstances, you will lose more than 30.00% of your principal amount at maturity and could lose all of the principal amount of your notes at maturity.
•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of each Index. Contingent Interest Payments should not be viewed as periodic interest payments. If (1) with respect to the first Review Date, the closing level of each Index, and if the notes have not been automatically called (2) with respect to the final Review Date, the Ending Index Level of each Index, is greater than or equal to its Interest Barrier, we will make a Contingent Interest Payment with respect to that Review Date (and will pay you any previously unpaid Contingent Interest Payment for the first Review Date). If, (1) with respect to the first Review Date, the closing level of either Index or, (2) with respect to the final Review Date, the Ending Index Level of either Index, is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. You will not receive any unpaid Contingent Interest Payment if the Ending Index Level of either Index is less than its Interest Barrier. Accordingly, if, (1) with respect to the first Review Date, the closing level of either Index and, (2) with respect to the final Review Date, the Ending Index Level of either Index is less than its Interest Barrier, you will not receive any Contingent Interest Payments over the term of the notes.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT ACTIVITIES AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent activities beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not an operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see “Risk Factors — Holders of securities issued by JPMorgan Financial may be subject to losses if JPMorgan Chase & Co. were to enter into a resolution” in the accompanying prospectus supplement.
•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE LEVEL OF EACH INDEX — Your return on the notes and your payment at maturity is not linked to a basket consisting of the Indices. Your payment at maturity is contingent upon the performance of each individual Index such that you will be equally exposed to the risks related to each of the Indices. The performance of the Indices may not be correlated. Poor performance by any of the Indices over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Index. Accordingly, your investment is subject to the risk of decline in the level of each Index.
•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of Contingent Interest Payments made on the notes may be less than the amount of Contingent Interest Payments that might have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive on the Call Settlement Date $1,000 plus the Contingent Interest Payment applicable to the relevant Review Date.
•	REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as approximately six months and you will not receive any Contingent Interest Payments after the Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a

JPMorgan Structured Investments —	PS-5
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of either Index would have.
•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION OF THE INDICES — The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any appreciation of either Index, which may be significant. You will not participate in any appreciation of either Index. Accordingly, the return on the notes may be significantly less than the return on a direct investment in one or both of the Indices during the term of the notes.
•	THE BENEFIT PROVIDED BY THE TRIGGER LEVEL MAY TERMINATE ON THE VALUATION DATE — If the Ending Index Level of either Index is less than its Trigger Level (i.e., a Trigger Event occurs) and the notes have not been automatically called, the benefit provided by the Trigger Level will terminate and you will be fully exposed to any depreciation of the Lesser Performing Index from its Index Strike Level to its Ending Index Level.
•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LESSER PERFORMING INDEX — Because the payment at maturity will be determined based on the performance of the Lesser Performing Index, you will not benefit from the performance of any other Index. Accordingly, if the notes have not been automatically called and a Trigger Event has occurred, you will lose some or all of your principal amount at maturity, even if the Ending Index Level of any other Index is greater than or equal to its Index Strike Level.
•	VOLATILITY RISK — Greater expected volatility with respect to an Index indicates a greater likelihood as of the Strike Date that the closing level of that Index or the Ending Index Level of that Index, as applicable, could be below its Interest Barrier on any Review Date or below its Trigger Level on the final Review Date. An Index’s volatility, however, can change significantly over the term of the notes. The level of each Index could fall sharply at any time during the term of the notes, which could result in the loss of one or more, or all, Contingent Interest Payments or a significant loss of principal, or both.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.

JPMorgan Structured Investments —	PS-6
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, estimated hedging costs and fees, if any, paid for third-party data analytics and/or electronic platform services that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount and/or fees for use of an electronic platform to facilitate secondary market activity. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity”.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Indices.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Indices

•	JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE S&P 500® INDEX — JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500® Index, but JPMorgan Chase & Co. will have no obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the S&P 500® Index.
•	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS WITH RESPECT TO THE RUSSELL 2000® INDEX — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

JPMorgan Structured Investments —	PS-7
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

Historical Information

The following graphs show the historical weekly performance of the S&P 500® Index and the Russell 2000® Index from January 8, 2021 through October 23, 2026. The closing level of the S&P 500® Index on October 23, 2026 was 7,623.68. The closing level of the Russell 2000® Index on October 23, 2026 was 2,775.899.

We obtained the closing levels above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical closing levels of each Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of any Index on the Valuation Date or any Review Date, including the final Review Date. There can be no assurance that the performance of the Indices will result in the return of any of your principal amount at maturity or the payment of any interest.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value

JPMorgan Structured Investments —	PS-8
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs, our internal secondary market funding rates for structured debt issuances and the fees paid for third-party data analytics and/or electronic platform services. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Are the Payments on the Notes, Assuming a Range of Performances for the Lesser Performing Index?” and “Hypothetical Examples of Amounts Payable on the Notes” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Dependent on the Lesser Performing of the Indices” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes and plus the fees, if any, paid for third-party data analytics and/or electronic platform services.

Validity of the Notes and the Guarantee

In the opinion of Latham & Watkins LLP, as special product counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such special product counsel expresses no opinion as to (x) (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of the JPMorgan Chase & Co.’s obligation under the related guarantee or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2026, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2026.

JPMorgan Structured Investments —	PS-9
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index